EuroPacific Growth Fund

March 31, 2017

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset value	$144,000,000
K2) Maximum Fee Rate	0.394%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$300,737
Class B	$-
Class C	$4,442
Class F1	$46,706
Class F2	$317,393
Class F3	$-
Total	$669,278
Class 529-A	$13,138
Class 529-B	$-
Class 529-C	$1,422
Class 529-E	$547
Class 529-F1	$1,325
Class R-1	$1,303
Class R-2	$3,686
Class R-2E	$1,976
Class R-3	$41,451
Class R-4	$120,004
Class R-5	$129,449
Class R-5E	$70
Class R-6	$727,867
Total	$1,042,238

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5600
Class B	$-
Class C	$0.1598
Class F1	$0.5426
Class F2	$0.6929
Class F3	$-
Class 529-A	$0.5487
Class 529-B	$-
Class 529-C	$0.1947
Class 529-E	$0.4421
Class 529-F1	$0.6509
Class R-1	$0.2403
Class R-2	$0.2204
Class R-2E	$0.5165
Class R-3	$0.4208
Class R-4	$0.5648
Class R-5	$0.7386
Class R-5E	$0.7124
Class R-6	$0.7373

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$283,504
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$11,633,338
D) Long - term debt securities including convertible debt	$415,267
E) Preferred, convertible preferred, and adjustable rate preferred stock	$0
F) Common Stock	$119,813,108
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$15,652
J) Receivables from portfolio instruments sold	$334,863
K) Receivables from affiliated persons	$0
L) Other receivables	$1,148,854
M) All other assets	$6,682
N) Total assets	$133,651,268
O) Payables for portfolio instruments purchased	$418,299
P) Amounts owed to affiliated persons	$70,455
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$881,967
S) Senior equity	$0
T) Net Assets of Common shareholders	$132,280,547

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	520,848
Class B	78
Class C	25,739
Class F-1	85,153
Class F-2	466,685
Class F-3	23,561
Total	1,122,064
Class 529-A	24,028
Class 529-B	8
Class 529-C	7,190
Class 529-E	1,236
Class 529-F-1	2,088
Class R-1	5,200
Class R-2	16,021
Class R-2E	3,885
Class R-3	93,237
Class R-4	203,804
Class R-5	177,198
Class R-5E	183
Class R-6	1,037,242
Total	1,571,320

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$49.30
Class B	$49.79
Class C	$48.19
Class F-1	$49.08
Class F-2	$49.17
Class F-3	$49.32
Class 529-A	$48.77
Class 529-B	$48.93
Class 529-C	$47.73
Class 529-E	$48.35
Class 529-F-1	$48.74
Class R-1	$47.49
Class R-2	$47.88
Class R-2E	$48.59
Class R-3	$48.32
Class R-4	$48.35
Class R-5	$49.02
Class R-5E	$49.22
Class R-6	$49.27

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$124,330,073